UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

AMERISERV FINANCIAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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(1)

Title of each class of securities to which transaction applies:

(2)

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(3)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

AMERISERV FINANCIAL, INC.
P.O. BOX 430
JOHNSTOWN, PENNSYLVANIA 15907-0430

To Be Held April 23, 2013

Mailed to Security Holders March 18, 2013

AmeriServ Financial, Inc.
P. O. Box 430
Johnstown, Pennsylvania 15907-0430
814-533-5300
March 18, 2013

Dear Fellow Shareholder:

AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 23, 2013, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901.

The matters to be acted upon at the meeting are:

(a)

the election of four Class III director nominees of the board of directors;

(b)

the waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director

(c)

an advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc.;

(d)

to consider an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers of AmeriServ Financial, Inc.; and

(e)

such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.

Your vote is very important to us, and we encourage you to review the enclosed materials.  Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed.  Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs.  If you prefer to vote by mail, please sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

/s/Glenn L. Wilson

Glenn L. Wilson

President & Chief Executive Officer

AmeriServ Financial, Inc.
P. O. Box 430
Johnstown, Pennsylvania 15907-0430

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 18, 2013

To The Shareholders:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday April 23, 2013, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

1.

election of four Class III director nominees of the board of directors, each to serve until the 2016 annual meeting of shareholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified (Matter No. 1);

2.

the waiver of the director age restriction provision of the bylaws with respect to Craig G. ford, a nominee for election as a director (Matter No. 2);

3.

an advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc. (Matter No. 3);

4.

to consider an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers of AmeriServ Financial, Inc.; and

5.

such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on February 22, 2013 shall be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.  A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed.  Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card.  If you attend the meeting and are a shareholder of record, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.

 /s/Sharon M. Callihan

Sharon M. Callihan

Corporate Secretary

Johnstown, Pennsylvania

March 18, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 23, 2013:

Our Proxy Statement on Schedule 14A, form of proxy card, 2012 Annual Report on Form 10-K and 2012 Annual Report are available at: https://www.proxyvote.com

AMERISERV FINANCIAL, INC.
P.O. Box 430
Johnstown, Pennsylvania 15907-0430

PROXY STATEMENT

GENERAL

Introduction

The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 23, 2013, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901.  This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 18, 2013.  Our annual report for the year ended December 31, 2012, accompanies this proxy statement.  The annual report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise.  We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.

Voting Securities

As of the close of business on the record date, February 22, 2013, there were 19,168,188 shares of common stock, par value $0.01 per share, outstanding.  Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.  Except with respect to the election of directors, each shareholder is entitled to one vote for each share held.  Holders of our common stock are entitled to cumulate their vote in the election of directors.

The four persons receiving the highest number of votes cast at the annual meeting will be elected as Class III directors (Matter No. 1).  The affirmative vote of a majority of the votes cast at the annual meeting is required to approve (i) the waiver of the director age restriction provision of the bylaws with respect to our Chairman of the board of directors, Craig G. Ford, a nominee for election as a director (Matter No. 2) and (ii) the advisory (non-binding) vote on the compensation of our named executive officers (Matter No. 3).

Shareholders may vote their shares concerning an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Matter No. 4) by selecting from among four choices (every one, two, or three years, or abstain).  An abstention has no effect on the frequency vote.  The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on this matter.

If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote.  At the date of this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting.

Although the advisory votes on the compensation of our named executive officers and the advisory vote on the frequency of such votes are non-binding, as provided by law, our board of directors will review the results of the votes and take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement indicates the number of shares registered in your name and the number of shares, including fractional shares, credited to your Dividend Reinvestment and Common Stock Purchase Plan account.

If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters.  A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee does not have discretionary voting power with respect to any of the matters considered at this meeting.  You may not vote shares held in “street name” at the annual meeting unless you obtain a legal proxy from your broker or holder of record.

If you appropriately mark, sign and return the enclosed proxy card or voting instruction card, as the case may be, in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card or voting instruction card, as the case may be, the shares represented by thereby will be voted in accordance with your instructions.  Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for ASRV’s board of directors, “FOR” the waiver of the director age restriction with respect to our Chairman, Craig G. Ford, “FOR” an advisory (non-binding) vote on the compensation of our named executive officers, and to recommend a vote every “1 Year” on executive compensation.

Right of Revocation

If you are a shareholder of record, you may revoke your proxy at any time before it has been exercised by filing with the Corporate Secretary of ASRV an instrument of revocation or a duly executed proxy bearing a later date.  Additionally, if you attend the annual meeting, you may also revoke a previously granted proxy by voting in person at the meeting.

Quorum

Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting.  Abstentions will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.

Principal Shareholders

The following table sets forth information regarding persons or entities that we believe own of record or beneficially, as of February 22, 2013, five percent or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock

Dimensional Fund Advisors LP (1) 1299 Ocean Avenue – 11th Floor Santa Monica, California 90401	1,654,518	8.6%

Financial Stocks Capital Partners III L.P. (2) 1300 Carew Tower 441 Vine Street Cincinnati, Ohio 45202	1,885,000	9.8%

Wellington Management Company, LLP (3) 75 State Street Boston, Massachusetts 02109	1,108,873	5.8%

____________________1

(1)

This information is based upon Amendment No. 11 to a Schedule 13G filing dated February 8, 2013 made with the Securities and Exchange Commission.  Dimensional Fund Advisors LP (together with its subsidiaries, “Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trust and separate accounts.  These investment companies, trusts and accounts are the “Funds.”  The Funds own all securities reported, and Dimensional disclaims beneficial ownership of such securities.

(2)

This information is based upon Amendment No. 5 to a Schedule 13G filing dated January 25, 2013 made with the Securities and Exchange Commission.  Financial Stocks Capital Partners III L.P. is a private partnership.

(3)

This information is based upon Amendment No. 3 to a Schedule 13G filing dated February 14, 2013 made with the Securities and Exchange Commission.  Wellington Management Company, LLP is a private partnership.

MATTER NO. 1
ELECTION OF ASRV DIRECTORS

General

Under our articles of incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting.  The number of directors for 2013 has been set by the board at 15, including our current President and Chief Executive Officer.  The board has determined that all directors are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”), except Glenn L. Wilson, the current President and Chief Executive Officer of the company who is not independent by reason of his current employment relationship with ASRV.

Our board of directors, as provided in our articles of incorporation, is divided into three classes, each being as nearly equal in number as possible.  The directors in each class serve a term of three years or until the earlier of their resignation or their respective successors have been elected and qualified.  Under our articles of incorporation, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.

Nominees and Continuing Directors

The board of directors has fixed the number of directors in Class III at four and has nominated Daniel R. DeVos, Bruce E. Duke, III, M.D., Craig G. Ford, and Kim W. Kunkle for election as Class III directors, each of whom will serve a three-year term that will expire at the 2016 annual meeting of shareholders, or until the earlier of their resignation or their respective successors have been duly elected and qualified.  Directors DeVos, Duke, Ford and Kunkle were previously elected by the shareholders at the 2010 annual meeting.  Director Dewar has informed us that he will be resigning effective immediately following the Annual Meeting.  The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class I and Class II directors expiring in 2014 and 2015, respectively.

Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.  All nominations for directors to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of ASRV not less than 90 days nor more than 120 days prior to the annual meeting.  Such notice must contain, to the extent known, the following information:

•

the name and address of each proposed nominee;

•

the principal occupation of each proposed nominee;

•

the number of shares of capital stock of ASRV owned by the notifying shareholder;

•

the total number of shares of capital stock of ASRV that will be voted by the notifying shareholder and the total number of shares of capital stock that will be voted for each proposed nominee; and

•

the name and residence address of the notifying shareholder.

We have not received any properly made notice of nomination for directors from any shareholder in connection with this year’s annual meeting.  Any nomination that does not comply with the procedures required by the bylaws and any vote cast at the annual meeting for any candidate not duly nominated will be disregarded.

With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected, and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees.  If a signed proxy contains no direction regarding the distribution of votes, the proxy holders will have the authority to cumulate votes in their discretion, except to the extent that a shareholder withholds such authority on the form of proxy.  The four persons receiving the highest number of votes cast at the annual meeting will be elected as Class III directors.

Except as noted above, shares represented by proxies will be voted for the nominees listed, each of whom is now a director of ASRV and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election.  In the event that shareholders do not approve Matter No. 2 set forth below, Mr. Ford will not be eligible to serve in the event he is re-elected.  Except as described in this paragraph, we have no reason to believe that any of the nominees will not serve if elected.

The following tables set forth as to each of the nominees for election as a Class III director and as to each of the continuing Class I and Class II directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of ASRV, or an affiliate or predecessor, and their current and recent directorships in other public companies.  In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board to conclude that the person should serve as a director of ASRV.  There are no family relationships between any of the listed persons.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTES FOR THE ELECTION OF THE BELOW-NAMED NOMINEES TO SERVE AS CLASS III DIRECTORS.

Nominees for Election as Class III Directors – Term Expires in 2016

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Daniel R. DeVos	70	1991	None

Mr. DeVos is the former President & CEO of Concurrent Technologies Corporation (“CTC”), a position he held from 1988 until he retired in January 2009.  He continues to serve as a director of CTC, a nonprofit research and development organization.  Under Mr. DeVos’ leadership, CTC grew from 15 to 1,400 employees at 50 locations across the country with annual revenues in excess of $240 million and achieved a national reputation for advanced computing, telecommunications, process modeling, materials development and environmental technology applications.  In addition, Mr. DeVos has played an important role in the revitalization efforts in the Johnstown area, including serving as Chairman of the Johnstown Chamber of Commerce and the Johnstown chapter of the United Way.  We believe that Mr. DeVos’ previous professional experiences provides him with insight as to how companies may improve their business processes and operations and better utilize technology in these processes and operations, which is valuable to our board of directors, especially when it is involved in considering capital investments in technology and in its ongoing responsibilities for overseeing management and evaluating management’s effectiveness.

Bruce E. Duke, III, M.D.	69	1987	None

Dr. Duke is currently retired from practice.  Until April 2011, he was a surgeon with Conemaugh Health System (“CHS”), the largest health care provider in west central Pennsylvania.  Since July 2009, Dr. Duke has served on the finance and capital improvement committees for CHS’s holding company.  Prior to his employment with CHS in 2008, he was the President of Valley Surgeons, Inc., a 10 employee firm with 3 surgeons, where he oversaw the business matters for the firm and acted as a fiduciary for its pension plan.  During his tenure with ASRV, Dr. Duke has made valuable contributions to our board and committees and we believe he will continue to do so given his experience in managing the operations, financial statements, and compensation programs of his surgical practice.

Craig G. Ford	83	2003	None

Mr. Ford is currently the Non-Executive Chairman of ASRV and the Bank.  From December 2002 until March 2004, he served as the President & CEO of ASRV and the Bank.  From 1992 to December 2002 and since his retirement from ASRV, he has acted as an independent consultant to small to mid-cap financial institutions and advised them on strategic planning, technology planning, business plan development and execution, and management-board coordination.  From 1987 to 1992, Mr. Ford was a Group Executive Vice President of Meridian Bancorp, where he was responsible for technology and government relations.  Prior to that, Mr. Ford had a long career with Mellon Bank, where he led the bank’s community banking division for 10 years until he began serving as the Chairman’s liaison with acquired companies.  Mr. Ford has also been prominent in bank industry activities, including a term as President of the Pennsylvania Bankers Association, Chairman of the Pennsylvania Bankers Association Government Relations Council, and Chairman of the American Bankers Association’s Membership Criteria Committee.  Mr. Ford also served as Co-Chairman of the Committee for Efficiency in Government of the Office of Management of the Budget (1974-1976), as well as serving as a member of the Financial Council of the American Management Association, and as a member of the USPS Treasury Task Force (1970-1975).  He received his bachelor of science degree in economics from the Wharton School of Business of the University of Pennsylvania.

Mr. Ford’s nomination is based upon the value we place on his in-depth knowledge regarding the banking business and the community in which ASRV operates.  Additionally, we believe that Mr. Ford’s knowledge and leadership qualities are important to the board’s effectiveness and in his role as Chairman.  We believe his leadership and knowledge were very important to the successful transition from Mr. Ford to our former President & CEO, Allan Dennison, and will continue to be important for the successful leadership transition from Mr. Dennison to our current President & CEO, Glenn Wilson.  Finally, Mr. Ford’s aptitude in the area of strategic planning remains important as ASRV formulates plans in these uncertain economic times.

Kim W. Kunkle	58	1984	None

Since 1984, Mr. Kunkle has served as the President & CEO of Laurel Holdings, Inc. (“Laurel Holdings”), a closely-held holding company with investments in underground utility construction, plumbing, janitorial services, metal machining, industrial tool distribution, pipeline rehabilitation, turf management and electronic assembly in the defense industry.  The Laurel Holdings’ subsidiaries and partnerships employ approximately 600 employees.  We believe that Mr. Kunkle’s professional experience managing a diverse organization of Laurel Holdings’ size demonstrates his ability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

____________________1

(1)

Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Continuing Class I Directors - Term Expires in 2014

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Allan R. Dennison	66	2005	None

Since November 2012, Mr. Dennison has served as Non-Executive Vice Chairman of the Board of Directors of ASRV and the Bank.  Previously, from February 2004 until October 2009, Mr. Dennison served as President & CEO of ASRV and its subsidiaries.  Mr. Dennison has more than 40 years of banking experience, and his prior positions included being President and CEO of Swineford National Bank, a community bank affiliated with Fulton Financial Corporation, and senior positions with Mellon Bank of Pittsburgh and Huntington National Bank.  The depth of Mr. Dennison’s banking experience and industry knowledge over decades of economic change is highly valuable to the board.

James E. Edwards, Sr.	73	1984	None

Since 2010, Mr. Edwards has served as Treasurer of the Cambria/Somerset Counties Authority, a regional water authority.  From 1980 to 1997, he served as President and CEO of WJAC, Inc., the NBC affiliated television/radio broadcast company serving the Johnstown-Altoona-State College, Pennsylvania television market. He also served on the Board of Directors of the Johnstown Tribune Publishing Co., WJAC, Inc.’s parent company, as well as Treasurer and Vice Chairman of the NBC Television Network Affiliates Board.  From 1990 to 1996 he served as Chairman of JARI, the largest economic development organization in the greater Johnstown, Pennsylvania region.  From 2007 to 2010, he also served as JARI’s Director of Entrepreneurial Development.  Since 1984, he has served on the Board of Directors of each of Johnstown Savings Bank and AmeriServ Financial, Inc., including serving on the Executive Committee of both boards.  Mr. Edwards brings to the Board the business experience he gained during a 40 year career in the newspaper, radio, and television business; several years of experience as a director of companies involved in the refractory, men and women’s clothing, soft drink bottling, travel agency, and investment company business; as well as the experience gained by serving as Chairman or Vice-Chairman of national and state print and broadcast media organizations; and over 30 years of experience with major community service organizations, including Chairman of the Greater Johnstown Cambria County Chamber of Commerce, Chairman of the East Coast Hockey League’s Board of Governors, a professional hockey league, Chairman of the Construction Oversight Committee and Project Administrator for the $34 million dollar Johnstown Renaissance Complex Project, and President of the 17,000 member Pennsylvania Jaycees.  We believe that Mr. Edwards’ extensive and diversified business experience, and his long history of involvement in community public services organizations in the Johnstown Area provides the broad-based background appropriate of a director.

Very Rev. Christian R. Oravec	75	1990	None

Very Rev. Oravec is the President Emeritus of Saint Francis University, Loretto, where he served as president from 1977 to 2004.  He served as chairman of the University’s Board of Trustees for the past eight years.  He is also the former Major Religious Superior (Minister Provincial) of Franciscan Friars, Loretto, a position he occupied from January 2004 to December 2011, completing two 4-year terms in this office.  His unique professional experience adds to the diversity of our board and his leadership positions at these institutions has given him experience managing financial matters relevant to his service on our audit and investment/ALCO committees.

Howard M. Picking, III	75	1970	None

Mr. Picking is the Chairman of The Picking Company, a family firm with real estate holdings.  Mr. Picking is also the former CEO and Chairman of Miller-Picking Corporation, an air conditioning machinery manufacturer that supplied industrial, pharmaceutical and hospital building markets domestically and oil rigs in the Middle East.  Miller-Picking Corporation had plants located in Johnstown, Pennsylvania and Hattiesburg, Mississippi, and a joint venture in Mexico City, Mexico.  Mr. Picking led the negotiations for the sale of Miller-Picking to York International Corp. in 1992 after being the CEO of Miller-Picking for 15 years and working at Miller-Picking from 1966 until 1992.  Subsequently, he was employed for five years by York International Corp., a manufacturer of refrigeration and heating equipment.  As a long-standing director, Mr. Picking has developed knowledge of banking operations in varying economic climates.  Furthermore, his experience as a CEO/Chairman of Miller-Picking; past Chairman of Conemaugh Valley Memorial Hospital, a 400 bed, teaching hospital; current Chairman of CTC Corporation, a not-for-profit 1,400 member research and development firm headquartered in Johnstown, Pennsylvania; and past member of the board of trustees and audit committee of the University of Pittsburgh is important to his effective service as a board member and as a member of our audit, compensation, corporate governance, and nominating committees.  He has also served two terms as Chairman of the United Way of the Laurel Highlands and has long been active in community affairs in the Johnstown region, which is the primary market for the Bank’s operations.

Sara A. Sargent	65	1996	None

Ms. Sargent is the owner and President of Sargent’s Court Reporting Service, Inc., Sargent’s Personnel Agency, Inc., and Sargent’s Transcription Service, Inc.  She is active in all phases of the business, including operations, marketing, financial analysis, and contract negotiations.  Ms. Sargent has won numerous business-related awards, including the Small Business Person of the Year for the Commonwealth of Pennsylvania and being selected by Ernst & Young and Merrill Lynch as Entrepreneur of the Year for Western Pennsylvania and West Virginia.  We believe that her professional experience managing multiple organizations demonstrates that she has the capability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

Robert L. Wise	69	1986	None

Mr. Wise is the former President of Pennsylvania Electric Company, Metropolitan Edison Company, Jersey Central Power and Light Company, GPU Genco, Inc., and former CEO of GPU International, each of them a subsidiary of GPU, Inc., a large public energy conglomerate of 14,000 employees, serving more than 4 million customers.  GPU, Inc., merged with FirstEnergy, Inc., in 2001.  Mr. Wise's executive experience at subsidiaries of a large publicly traded company is valuable to ASRV as a board member, and more specifically, as a member of our audit committee.

____________________2

(1)

Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Continuing Class II Directors – Term Expires in 2015

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

J. Michael Adams, Jr., Esquire	51	2000	None

Mr. Adams is the owner of Elizabeth Milling Company, a manufacturing and packaging company of ice-melt products with facilities in Smithton and Donora, Pennsylvania.  He is also the owner and managing member of NATASH LP which is a real estate investment company.  He formerly served as the founder and managing member of Mike Adams & Associates LLC, a Pittsburgh based law firm.  He practiced law for 24 years prior to his retirement which included serving as legal counsel to both private businesses and public institutions, boards and commissions.  Mr. Adams also previously served as chairman of the board of directors of the Daily News Publishing Co., a privately held company.  He received a B.S. from Carnegie Mellon University and a J.D. from University of Pittsburgh School of Law.  His corporate, legal and board experience provide Mr. Adams skills relevant to his service on our audit and nominating committees respectively.  Because we are a public company operating in a highly regulated industry, we believe Mr. Adams’ experience and perspective is valuable not only as a member of the board but also as a member of multiple board committees.

Margaret A. O’Malley, Esquire	53	1997	None

Ms. O’Malley has over 27 years of experience in private legal practice at, and is the owner of, Yost & O’Malley, a law firm in Johnstown, Pennsylvania, where she advises both individuals and corporate for profit and non-profit entities.  She is licensed to practice law in Pennsylvania and the District of Columbia, and is an experienced litigator in both state and federal courts.  Since 2000, she has been the Chair of ASRV’s compensation, nominating and corporate governance committees and the Vice-Chair of its executive and audit committees.  Because we are a public company operating in a highly regulated industry, we believe Ms. O’Malley’s experience and perspective as an attorney is valuable not only as a member of the board but also in her continued role as Chair of the compensation, nominating, and corporate governance committees.  With ASRV’s increased regulatory and corporate governance measures passed in recent years, we believe that Ms. O’Malley’s continued leadership in these committee roles remains important to the board’s success.

Mark E. Pasquerilla	53	1997	Pennsylvania Real Estate Investment Trust (PREIT) (2003-Present); Member of PREIT Nominating and Corporate Governance Committee (2011-Present)

Mr. Pasquerilla has been the president and director of Pasquerilla Enterprises, L.P. and its subsidiaries since December 2006 and treasurer and sole member of Pasquerilla Enterprises, LLC since December 2006.  Mr. Pasquerilla has been an officer of Crown American Enterprises, Inc. (Crown American), a commercial real estate developer, since 1992 and has been a director of Crown American since December 30, 2012.  From April 1999 until December 2006, he served as Chairman and CEO of its affiliates, Crown Holding Company and Crown Hotel Holding Company.  From 1992 to December 2006, Mr. Pasquerilla also served as President of Crown Holding Company and its various subsidiaries.  From April 1999 until it was until it was acquired by Pennsylvania Real Estate Investment Trust (PREIT) in November 2003, he served as Chairman and CEO of Crown American Realty Trust and as a trustee from 1993 until 2003. In these positions he acquired substantial experience in real estate finance.  Mr. Pasquerilla has been a trustee of PREIT since December 2003.  In connection with his work as an officer and trustee of Crown American and PREIT, Mr. Pasquerilla has acquired substantial experience in real estate finance.  Because, like most banks, ASRV has many real estate loans, we believe this experience is important to the board of directors.  Mr. Pasquerilla is Chairman of ASRV’s Executive Committee.

Thomas C. Slater	71	1980	None

Mr. Slater has been the owner, President & Director of Slater Laboratories, Inc. since 1970.  Mr. Slater serves on ASRV’s compensation and nominating committees, and is Chairman of the investment/ALCO committee.  The board continues to find Mr. Slater’s extensive experience with ASRV and his commitment to his committee positions to be a primary factor in his continued service to the board.

Glenn L. Wilson	57	2009	None

Mr. Wilson has been President & CEO of ASRV and the Bank since August 2009.  Mr. Wilson was Chairman, President & CEO of Citizens National Bank, an affiliate of Mercantile Bankshares from 2003 to March 2007, when it was acquired by PNC Financial Service Group, Inc.  Upon the acquisition by PNC, Mr. Wilson became Executive Vice President of PNC Bank where he served until August 2009. Mr. Wilson is also past national chair of the Risk Management Association (RMA), which is the leading body of credit and enterprise risk professionals in the banking industry.  He remains active in this organization, which provides various resources and forums that ASRV takes advantage of in managing various organizational risks.  Mr. Wilson is a member of the board of directors of the Pennsylvania Bankers Association and various other community, economic, and educational boards.  For the board to run efficiently and effectively, we believe that the nomination of the President & CEO to the board is necessary and assists the board in keeping abreast of management’s progress on corporate initiatives.  Moreover, we believe that Mr. Wilson’s experience at two other financial institutions in the last seven years provides the board with insight relevant to its strategic initiatives.

____________________3

(1)

Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank

Security Ownership of Management

The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of February 22, 2013, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table appearing below.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Class (%)

J. Michael Adams, Jr. (3)	95,114	*
Michael R. Baylor	13,333	*
Allan R. Dennison (4)	31,249	*
Daniel R. DeVos	57,246	*
James C. Dewar(5)	128,470	*
Bruce E. Duke, III, M.D. (6)	68,196	*
James M. Edwards, Sr. (7)	53,521	*
Craig G. Ford (8)	63,847	*
James T. Huerth (9)	25,390	*
Kim W. Kunkle (10)	62,121	*
Margaret A. O’Malley (11)	286,603	1.5
Very Rev. Christian R. Oravec	22,914	*
Mark E. Pasquerilla (12)	438,470	2.2
Howard M. Picking, III (13)	80,734	*
Sara A. Sargent	165,489	*
Thomas C. Slater	59,046	*
Jeffrey A. Stopko	42,155	*
Glenn L. Wilson	104,197	*
Robert L. Wise	106,565	*
Gregor T. Young, IV, JD (14)	101,923	*

Officers, Directors and Nominees for Director as a Group (20 persons)	2,006,583	10.4

____________________1

*Less than 1%

(1)

Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2)

Includes shares of our common stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options that were granted under the 2001 Stock Incentive Plan and the 2011 Stock Incentive Plan as follows: 13,333, 33,333, 18,301, 11,801, 48,469, 25,667, and 150,904 held by Messrs. Baylor, Ford, Huerth, Stopko, Wilson, Young, and the group, respectively.

(3)

Includes J. Michael Adams, Jr. as voting trustee of 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002.  69,106 of Mr. Adams’ shares have been pledged to a financial institution.

(4)

Includes 7,055 shares held in Mr. Dennison’s 401(k) plan.

(5)

Includes 200 shares held by Mr. Dewar’s spouse and 59,061 shares held jointly with his spouse.

(6)

Includes 5,702 shares held jointly with Dr. Duke’s spouse.

(7)

Includes 8,841 shares held by Mr. Edwards’ spouse.

(8)

Includes 2,500 shares held by Mr. Ford’s spouse.

(9)

Includes 503 shares held in Mr. Huerth’s 401(k) plan.

(10)

Includes 22,202 shares held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer.  With respect to each, Mr. Kunkle has voting and investment power.

(11)

Includes Margaret A. O’Malley as voting trustee of 105,247 shares of our common stock held by her mother, Jean O’Malley, under a Voting Trust Agreement dated March 3, 1997 and 831 shares held by her mother separately.

(12)

Includes 287,150 shares of our common stock held by Crown American Enterprises, Inc., of which Mark E. Pasquerilla is an officer, and has the power to vote such shares, and 125,500 shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners and has the power to vote such shares.

(13)

Includes 366 shares owned by The Picking Company of which Mr. Picking is Chairman.  He has shared voting power over 3,162 with Mr. Picking’s spouse.

(14)

Includes 68,553 shares jointly held with Mr. Young’s spouse.

Section  16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time.

Board and Committees

The board of directors has various standing committees, including an audit committee, a board enterprise risk committee, a compensation committee, a corporate governance committee, an executive committee, an investment/ALCO committee, a nominating committee, and a technology committee, and each committee operates under a written charter.  Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting.  During 2012, the board of directors held 14 meetings, the audit committee held 10 meetings, the executive committee held 1 meeting, the investment/ALCO committee held 4 meetings, the technology committee held 4 meetings, the corporate governance committee held 5 meetings, the compensation committee held 6 meetings, the nominating committee held 1 meeting, and the board enterprise risk committee held 4 meetings.   There were 2 executive sessions of the board of directors excluding management.  Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he or she was a member.  Each director attended ASRV’s 2012 annual meeting of shareholders.

 The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting.  In addition, from time to time the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole.  The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Dewar, Ford, Kunkle, Picking and Sargent.

The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks.  The board enterprise risk committee is comprised of Directors Dennison (Chair), Dewar (Vice Chair), Ford, Pasquerilla, O’Malley, Slater, Kunkle, Duke, and DeVos.

The technology committee is comprised of Directors DeVos (Chair), Sargent (Vice Chair), Edwards, Pasquerilla, Slater, Wilson and Wise.  The technology committee monitors the operation of information systems (IS), including new technology implementation, within the company and its subsidiaries and provides input into the company’s strategic IS plan and IS disaster recovery plan.

The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Dewar, Edwards, Ford, Oravec, Pasquerilla, Picking, and Wilson.  This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risk.

The audit committee is comprised of Directors Dewar (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Oravec, Picking, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements.  Mr. Wise is also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards.

The audit committee operates under a written charter and is responsible for the appointment, compensation, oversight, and termination of our independent auditors.  The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors.  The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function.  The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence.  The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management.  The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable).  The committee also discusses with management and the independent auditors the effect of accounting initiatives.  The committee also is responsible for receiving and evaluating complaints and concerns relating to accounting and auditing matters.

The nominating committee is comprised of Directors O’Malley (Chair), Sargent (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla, Picking, and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards.  The nominating committee operates under a written charter and is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee.  The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to, diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time.  The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process.

The nominating committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board of directors.  Diversity is just one of many factors the nominating committee considers in the identification and selection of director nominees.  ASRV defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness.

The nominating committee considers potential candidates recommended by its members, management and others, including shareholders.  In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee.  Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws.  In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws.  A notice of any such nomination must contain all required information and must be mailed or delivered to our President not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2012 nominees for directors.

The corporate governance committee is comprised of Directors O’Malley (Chair), Adams (Vice Chair), Duke, Ford, Picking, and Sargent, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards.  The committee is responsible for making recommendations to the board of directors regarding, and monitoring compliance with: corporate governance principles applicable to the company; matters involving the company’s articles of incorporation, bylaws, shareholder proposals, committee responsibilities and other corporate governance issues; and the company’s policies, including, but not limited to, its Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards.  The compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation.  The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.”  The committee has the authority to establish the compensation of the principal executive officer and other key executives.  The principal executive officer provides input regarding compensation for executive officers other than himself.

The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by similar asset size peer financial institutions in Pennsylvania.  The committee also encourages stock ownership by directors by directing that the annual retainer be paid in our common stock and by facilitating the use of monthly board fees for the purchase of additional shares of our common stock.  The committee’s charter does not permit the committee to delegate its authority.  The committee retained Strategic Compensation Planning, Inc. as a compensation consultant with respect to advising the committee on best practices in the community banking industry, including best practices for executive compensation and director fees.

Board Leadership Structure and Risk Oversight

The board of directors currently separates the role of Chairman of the Board of Directors and President and Chief Executive Officer.  We believe that the separation of these roles, while not always necessary, is appropriate in the current economic and regulatory environment in which ASRV operates.  We believe that the President and Chief Executive Officer should primarily focus on managing ASRV’s operations in a manner that executes its corporate strategy.  Conversely, we believe that our Chairman of the Board of Directors should primarily focus on leading the board’s oversight of corporate governance matters, monitoring the progress and effectiveness of the President and Chief Executive Officer and management in implementing the company’s corporate strategy, and ensuring that the board is receiving, with sufficient frequency, the information it requires to act effectively, including providing proper risk oversight.

Although our Non-Executive Vice Chairman leads the risk oversight processes, we believe that each member of our board of directors in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by ASRV.  At a minimum this requires the members of our board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Furthermore, because the banking industry is highly regulated, certain risks to ASRV are monitored by the board of directors through its review of ASRV’s compliance with regulations set forth by its regulatory authorities, including the Pennsylvania Department of Banking, the Federal Reserve, the FDIC, and recommendations contained in regulatory examinations.

We believe risk oversight is a responsibility for each member of the board of directors.  Each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the board of directors on its findings.  For example, the investment/ALCO committee regularly monitors ASRV’s exposure to certain investment risks, such as the effect of interest rate or liquidity changes, while our audit committee monitors ASRV’s exposure to certain reputational risks by establishing and evaluating the effectiveness of the company programs to report and monitor fraud and by monitoring ASRV’s internal controls over financial reporting.  Our compensation committee’s role in monitoring the risks related to our compensation structure is discussed in further detail in the “Compensation Committee Report” below.

In November 2011, our board of directors approved the formation of a board enterprise risk committee to coordinate the board’s oversight of enterprise risks by working with the other committees of the board to avoid the duplication of efforts.  The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks.  This committee began meeting on March 15, 2012.

Compensation Committee Interlocks and Insider Participation

Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater are excluded from participation in any plan administered by the compensation committee while serving as a member of such committee, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer) and the ASRV 2011 Stock Incentive Plan, which was previously approved by shareholders on April 26, 2011.

None of our executive officers serves as a member of the board of directors, or on the compensation committee, of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

Introduction.

The compensation committee administers our executive compensation program.  The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer (the “CEO”), for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including our stock incentive plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation.  The CEO makes recommendations to the compensation committee with respect to decisions concerning other executive officers.

The compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval.  The compensation committee meets at scheduled times during the year and also acts upon occasion by written consent.  The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.

For 2012, the compensation committee engaged the services of Strategic Compensation Planning, Inc. (“SCP”), a compensation consultant, to advise it with respect to the compensation of our employees, including the Named Executive Officers.  SCP assisted the committee by advising the committee on best practices in the community banking industry,  including best practices for executive compensation and director fees, as well as developing executive compensation models that define targeted levels of fixed and variable pay for executive positions, reviewing the 2012 Executive At-Risk Compensation Plan and developing a new Executive At-Risk Compensation Plan.  SCP provided advice directly to the committee.

Compensation Philosophy.

Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management.  Toward this end, the compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

•

emphasize the enhancement of shareholder value;

•

support the acquisition and retention of competent executives;

•

deliver the total executive compensation package in a cost-effective manner;

•

reinforce key business objectives;

•

provide competitive compensation opportunities for competitive results;

•

encourage management ownership of our common stock; and

•

comply with applicable regulations.

The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers our 2011 Stock Incentive Plan.  Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.

The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors.  Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to ASRV and its subsidiaries.  However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels.  A selection of national information is used for comparative compensation survey data, including data from a peer group of small-cap bank holding companies in the Commonwealth of Pennsylvania.  The peer group is periodically revised, and for 2012 compensation decisions the group consisted of the following companies: Codorus Valley Corporation, ACNB Corporation, Bryn Mawr Bank Corp., Orrstown Financial Services, Inc., ESSA Bancorp, CNB Financial Corp., and Franklin Financial Services Corporation.

Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on overall corporate performance.  For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.

ASRV utilizes two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.

The first component, the formal performance appraisal system, relates to annual salary adjustments.  Quantitative and qualitative performance factors are established for each executive position, and the performance of the incumbent executive is evaluated annually against these standards.  This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.

The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2011 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards.  Cash and equity at-risk compensation awards are recommended by the committee to the board of directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of ASRV with due regard for the level of risk assumed by the company.

The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions.  However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation.

For 2012, the elements of total compensation paid by ASRV to its senior officers, including the CEO and the other executive officers identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:

•

base salary;

•

awards under our cash-based incentive compensation program;

•

awards under our 2011 Stock Incentive Plan;

•

benefits under our pension plan;

•

benefits under our health and welfare benefits plans; and

•

certain limited perquisites.

From December 8, 2008, through August 11, 2011, ASRV participated in the U.S. Treasury Department’s Capital Purchase Program.  As a result of such participation, the compensation of certain of the Named Executive Officers during that time was subject to certain restrictions set forth in the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.  As of August 11, 2011, ASRV was no longer subject to any of these executive compensation restrictions.

1.  Base Salary.  The compensation committee reviews the base salaries of the Named Executive Officers on an annual basis as well as in the event of any promotion or significant change in job responsibilities.  The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives.  Salary income for each Named Executive Officer is reported in Column (b) of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2.  Incentive Cash Compensation.  ASRV has an established, written executive incentive compensation plan, our Executive At-Risk Incentive Compensation Plan, that generally provides for cash awards for the achievement of performance goals.  Plan awards during 2012 were based on annual company-wide budget return on assets (“ROA”) targets.  All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.  Incentive Stock Compensation.  We use the grant of stock options and stock awards under our 2011 Stock Incentive Plan and our Executive At-Risk Incentive Compensation Plan as the primary vehicles for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers.  The 2011 Stock Incentive Plan provides for the grant of restricted stock awards and qualified and non-qualified stock options.  We grant all stock options with a per share exercise price that is not less than 100% of the fair market value of such shares on the date that the option is granted.  Accordingly, options granted under the plan have no value unless the market price of our common stock increases after the date of grant.  The stock incentive plans are designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities.  We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plans.  Information concerning the number of options held by each Named Executive Officer as of December 31, 2012, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.

4.  Pension Plan.  ASRV maintains a defined benefit pension plan for the benefit of its employees, including its Named Executive Officers.  Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five-year period.  The 2012 increase in the actuarial present values of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below.  The compensation committee believes that this plan promotes employee and executive officer retention and permits us to maintain a competitive position and attract talented officers and employees.  Effective January 1, 2013, we amended the defined benefit pension plan to provide that employees hired on or after that date are not eligible to participate.  Instead such employees are eligible to participate in a qualified 401(k) retirement plan.  All Named Executive Officers continue to participate in the defined benefit pension plan under the old plan provisions.

5.  Health and Welfare Benefits.  ASRV provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its Named Executive Officers.  The compensation committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the peer group so as to assure that ASRV is able to maintain a competitive position in terms of attracting and retaining officers and other employees.  Our employee benefits plans are provided on a non-discriminatory basis to all employees.

6.  Perquisites.  ASRV provides some of its Named Executive Officers with additional benefits not available to our other employees.  For example, as set forth in the footnotes to our Summary Compensation Table which appears below, some of our Named Executive Officers receive reimbursements for the purchase or lease of, and the operation expenses for, a motor vehicle and for country club membership fees and dues.  The compensation committee believes that these perquisites are offered by its competitors for talented executive officers and allow ASRV to remain competitive in attracting and retaining talented executive officers.

2012 Executive Officer Compensation.

For 2012, the Named Executive Officers received salaries that were intended to maintain their compensation at a competitive level.  In 2012, adjustments in base salary were extended to the Named Executive Officers.  These increases were based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company.  Additionally, for 2012, each of the Named Executive Officers received cash bonus and equity awards under our Executive At Risk Incentive Compensation Plan, which are set forth below in the Summary Compensation Table.

As part of its compensation program ASRV has entered into agreements with Messrs. Baylor, Huerth, Stopko, Wilson, and Young pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control.  The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment.  See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. ASRV believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.

Our Compensation Policies and Risk.

The compensation committee discussed, evaluated, and reviewed with our senior risk officer all of the company’s employee compensation programs in light of the risks posed to us by such programs.  The compensation committee also discussed, evaluated, and reviewed with the our senior risk officer all of the compensation programs in which the Named Executive Officers participate to assess whether any aspect of these programs create risks that are reasonably likely to have a material adverse effect on us.  The compensation committee met with the company’s senior risk officer in February and November of 2012 with respect to the foregoing.

At the conclusion of this review, the compensation committee determined that our compensation programs for our Named Executive Officers do not create risks that are reasonably likely to have a material adverse effect on us.

Restatement of Financial Statements.

The committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by ASRV of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved.  There has been no restatement of our financial statements, and, therefore, there have been no retroactive adjustments of any cash or equity-based incentive award on such a basis.

Compensation Paid to Executive Officers

The following table sets forth information for the years ended December 31, 2010, 2011, and 2012 concerning the compensation for services in all capacities to ASRV and its subsidiaries of our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name, Age and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Glenn L. Wilson, 57	2012	$ 357,500	$ 0	$ 26,299	$ 13,548	$ 17,875	$ 63,229	$ 17,834	$ 496,285
President and CEO of ASRV and AmeriServ Financial Bank	2011 2010	$ 350,000 $ 380,000	$ 0 $ 0	$ 47,355 $ 21,000	$ 24,395 $ 0	$ 25,000 $ 0	$ 50,859 $ 42,510	$ 16,440 $ 53,579	$ 514,049 $ 497,089

Jeffrey A. Stopko, 50	2012	$ 186,255	$ 0	$ 10,244	$ 5,277	$ 20,000	$ 64,026	$ 5,685	$ 291,486
Executive Vice President and CFO of ASRV	2011 2010	$ 175,020 $ 167,520	$ 0 $ 0	$ 17,708 $ 0	$ 10,652 $ 2,220	$ 14,002 $ 8,700	$ 39,248 $ 32,210	$ 4,315 $ 2,522	$ 260,945 $ 213,172

Gregor T. Young, IV, JD, 57	2012	$ 230,625	$ 0	$ 10,021	$ 5,162	$ 25,000	$ 61,100	$ 19,797	$ 351,705
President and CEO of AmeriServ Trust and Financial Services Company	2011 2010	$ 225,000 $ 168,750	$ 0 $ 10,000	$ 17,078 $ 0	$ 10,327 $ 8,800	$ 18,000 $ 10,000	$ 49,294 $ 40,944	$ 42,326 $ 12,592	$ 362,025 $ 251,086

James T. Huerth, 51	2012	$ 182,500	$ 0	$ 10,038	$ 5,171	$ 20,000	$ 37,631	$ 12,097	$ 267,437
Executive Vice President and Chief Commercial Banking of AmeriServ Financial Bank	2011	$ 175,000	$ 0	$ 17,706	$ 10,651	$ 14,000	$ 29,479	$ 39,785	$ 286,621

Michael R. Baylor, 50	2012	$ 150,545	$ 60,000 (6)	$ 5,534	$ 2,851	$ 12,500	$ 39,992	$ 6,000	$ 277,422
Sr. Vice President and Regional President of AmeriServ Financial Bank

(1)

Prior to joining AmeriServ: (a) Mr. Wilson was Chairman, President & CEO of Citizens National Bank, an affiliate of Mercantile Bankshares from 2003 to March 2007, when it was acquired by PNC Financial Service Group, Inc; upon the acquisition by PNC, Mr. Wilson became Executive Vice President of PNC Bank where he served until August 2009, (b) Mr. Young was the Executive Vice President and Managing Director of S&T Bank Wealth Management Group from March 2000 to February 2010; (c) Mr. Huerth was Director of Corporate Banking, Senior Executive Vice President of StellarOne from 2008 to 2009, and President & CEO, and a Director of Planters Bank and Trust Co. from 2004 to 2008; and (d) Mr. Baylor was Executive Vice President and Maryland Division President for Tower Bank from 2010 to 2012, Executive Vice President and COO for Tower Bank from 2009 to 2010, Executive Vice President and Regional President for PNC Bank from 2007 to 2009, President of Fidelity Bank in 2007, and Executive Vice President and Maryland Market President for Sovereign Bank from 2004 to 2007.  Mr. Stopko has been Chief Financial Officer with AmeriServ in excess of five years and was promoted to Executive Vice President in 2009.

(2)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the stock compensation component earned under the Executive At-Risk Incentive Compensation Plan.

(3)

The fair value of the option awards were calculated as of the grant date and in accordance with FASB ASC Topic 718.  In 2012, options were earned under the Executive At-Risk Incentive Compensation Plan.

(4)

Represents cash amounts earned by certain officers under the Executive At-Risk Incentive Compensation Plan for achievement of individual performance goals in 2012.

(5)

For 2012, includes, as applicable (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of the Named Executive Officers, (b) country club dues for Messrs. Wilson, Huerth, and Young, (c) the aggregate incremental cost of Messrs. Wilson’s, Young’s, and Huerth’s company-provided automobile, and (d) the automobile allowance and fuel reimbursement for Mr. Baylor.

(6)

Represents the amount of Mr. Baylor’s sign-on bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Glenn L. Wilson	38,304	0	0	$1.68	2019	-	-	-	-
	10,165	20,329(1)	0	$2.75	2022	-	-	-	-

Jeffrey A. Stopko	6,000 2,000 3,801	0 1,000(2) 7,602(1)	0 0 0	$1.70 $2.28 $2.75	2020 2021 2022	- - -	- - -	- - -	- - -

James T. Huerth	7,500 5,000 2,000 3,801	0 2,500(3) 1,000(2) 7,601(1)	0 0 0 0	$1.73 $1.73 $2.28 $2.75	2020 2020 2021 2022	- - - -	- - - -	- - - -	- - - -

Michael R. Baylor	10,000 3,333	0 6,667(4)	0 0	$2.57 $2.57	2022 2022	- -	- -	- -	- -

Gregor T. Young, IV, JD	10,000 10,000 2,000 3,667	0 0 1,000(2) 7,330(1)	0 0 0 0	$2.07 $2.07 $2.28 $2.75	2020 2020 2021 2022	- - - -	- - - -	- - - -	- - - -

____________________1

(1)

1/3 vests on each of March 15, 2013, March 15, 2014 and March 15, 2014.

(2)

1/2 vests on each of February 16, 2013 and February 16, 2014.

(3)

Vests on May 20, 2013.

(4)

1/3 vests on each of February 21, 2013, February 21, 2014 and February 21, 2015.

Option Exercises and Stock Vested

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Glenn L. Wilson	-	-	-	-
Jeffrey A. Stopko	-	-	-	-
James T. Huerth	-	-	-	-
Gregor T. Young, IV, JD	-	-	-	-
Michael R. Baylor	-	-	-	-

Pension Benefits

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.

PENSION BENEFITS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2012

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Glenn L. Wilson	Defined Benefit Plan	3	$ 168,914	$ 0
Jeffrey A. Stopko	Defined Benefit Plan	26	$ 271,142	$ 0
James T. Huerth	Defined Benefit Plan	3	$ 87,937	$ 0
Gregor T. Young, IV, JD	Defined Benefit Plan	3	$ 151,338	$ 0
Michael R. Baylor	Defined Benefit Plan	1	$ 39,992	$ 0

____________________1

(1)

The present value of accumulated benefits was calculated with the following assumptions.  Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2012.  The lump sum is calculated using an interest rate of 6.00% and the IRS 2011 applicable mortality table for IRC Section 417(e).  The lump sum is discounted to December 31, 2012, at a rate of 4.75% per year.

Benefits described in the foregoing table relate to the qualified defined benefit retirement plan that we provide to all our employees.  Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a qualified retirement or cafeteria plan.  An employee’s benefit is determined based on the employee’s final average compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.

Retirement benefits under the pension plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits.  Other optional forms of benefits are available in actuarially equivalent amounts.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

ASRV does not maintain a nonqualified defined contribution or other plan for the Named Executive Officers.

Employment Contracts and Payments Upon Termination or Change in Control

ASRV enters into employment contracts and change in control agreements with its employees, including the named executive officers, when we determine that an employment or change in control agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or practices at ASRV with respect to other similarly situated employees.

Mr. Wilson’s Employment Agreement

ASRV entered into an employment agreement with Mr. Wilson, which was effective August 17, 2009.  Mr. Wilson’s agreement has a two-year term and, unless terminated as set forth therein or unless one party provides written notice to the other of its intent not to renew the agreement 90 days in advance of the agreement’s second anniversary date, the agreement is automatically renewed for an additional term of one year.

The agreement provides for an annual base salary of $350,000.  Mr. Wilson was not eligible for a merit increase until the 2012 calendar year. In addition, the agreement provides, among other things, that Mr. Wilson has the right to:

•

Participate in the bonus programs that ASRV maintains for ASRV executive officers of similar rank, which may not exceed 30% of his base salary and are subject to recovery or “clawback” if such bonuses were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•

Participate in ASRV’s health, life, and disability insurance programs, pension plan, 401(k) plan and other fringe benefit programs;

•

Take up to five weeks of vacation beginning in 2010;

•

Receive payment of the initiation fees and dues to be a member of a country club and reimbursement for all ordinary, necessary, and reasonable business-related expenses incurred by him on ASRV business at such country club;

•

Receive an ASRV-provided vehicle and operating expenses for business use (and ancillary personal use); and

•

Receive payment for certain relocation and moving expenses incurred by his acceptance of the position of President & CEO during 2009 and 2010.

If Mr. Wilson’s employment is terminated by ASRV without cause (other than as a result of notice by ASRV of its intention not to renew the agreement), or Mr. Wilson resigns for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice), and no change in control occurred at the date of such termination, he will become entitled to the following upon his execution of a release agreement:

•

A lump sum cash payment within 30 days from the termination date equal to two times his annual base salary then in effect; and

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of two years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV).

Mr. Wilson’s employment agreement generally defines the term “good reason” as the termination of his employment absent a change in control and on the account of a reduction in his base salary except across-the-board reductions similarly affecting all salaried employees of ASRV or all senior executive officers of ASRV.

Mr. Wilson’s employment agreement generally defines the term “cause” as:

•

A material breach of Mr. Wilson’s agreement by Mr. Wilson not cured by him within 30 days of his receipt of the company’s notice that it intends to terminate his employment for cause based upon this breach;

•

The commission of any act involving dishonesty or fraud or conduct tending to bring ASRV into public disgrace or disrepute in any respect, including, but not limited to, acts of dishonesty or fraud, a commission of a felony, or a crime of moral turpitude;

•

Gross negligence or willful misconduct or the continuing and unreasonable refusal to substantially perform duties as specifically directed by the board of directors; or

•

An addiction to drugs or alcohol if Mr. Wilson refused treatment or failed to successfully complete treatment within the last 12 months.

In the event that Mr. Wilson resigns from, or ASRV terminates, his employment without cause, upon or after a change in control, he will become entitled to the following severance benefits under his employment agreement:

•

A lump sum cash payment within 30 days from the termination date equal to 2.99 times his annual base salary then in effect;

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of three years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV); and

•

A lump sum cash payment within 30 days from the termination date equal to the excess of (A) the aggregate retirement benefits he would have received under the terms of each tax-qualified and non-qualified plan of ASRV as in effect upon the termination date as if he continued to be employed for three more years and had he received on a pro-rated basis, as appropriate, the greater of (I) the highest compensation taken into account under each such plan with respect to one of the three years immediately preceding the year in which the termination date falls, or (II) his annualized base compensation in effect immediately prior to the date of termination, over (B) the retirement benefits he actually receives under such plans.

Mr. Wilson’s agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” which is not an affiliate of ASRV (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 50% or more of the combined voting power of ASRV’s securities then outstanding; or

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity which is not an affiliate of ASRV in which ASRV’s shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person which is not an affiliate of ASRV.

In the event Mr. Wilson suffers a total and permanent disability (i.e., a mental or physical disability, illness or incapacity of Mr. Wilson which renders him unable to perform a substantial portion of his duties for a period of three consecutive months or an aggregate period of six months in any 18-month period or that renders Mr. Wilson unable to earn a livelihood as an employee of a comparable business), ASRV will continue his salary for up to 90 days, with such salary reduced by any amounts payable under a disability insurance plan.

Mr. Wilson is subject to the confidentiality and non-solicitation covenants for the term of his employment and for two years thereafter.

Mr. Young’s Employment Agreement

Effective March 29, 2010, AmeriServ Trust & Financial Services Company entered into an employment agreement with Mr. Young.  Mr. Young’s agreement is materially identical to Mr. Wilson’s except that the term of Mr. Young’s agreement is for one year, his initial annual salary is $225,000, and he received two stock option awards of 10,000 shares each.

Mr. Huerth’s Employment Agreement

Effective May 17, 2010, AmeriServ Financial Bank entered into an employment agreement with Mr. Huerth.  Mr. Huerth’s agreement is materially identical to Mr. Wilson’s except that the term of Mr. Huerth’s agreement is for one year, his initial annual salary is $175,000, he is entitled to four weeks of annual vacation, and he received two stock option awards of 7,500 shares each.

Mr. Baylor’s Employment Agreement

ASRV entered into an employment agreement with Mr. Baylor, which was effective February 21, 2012.  Mr. Baylor’s agreement has a one-year term and, unless terminated as set forth therein or unless one party provides written notice to the other of its intent not to renew the agreement 90 days in advance of the agreement’s anniversary date, the agreement is automatically renewed for an additional term of one year.

The agreement provides for an annual base salary of $175,000.  Mr. Baylor is not eligible for a merit increase until the 2013 calendar year. In addition, the agreement provides that, among other things, Mr. Baylor has the right to:

•

Participate in the bonus programs that ASRV maintains for ASRV executive officers of similar rank, which amounts paid thereunder are subject to recovery or “clawback” if such bonuses were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•

Participate in ASRV’s health, life, and disability insurance programs, pension plan, 401(k) plan and other fringe benefit programs that are generally provided to ASRV’s employees;

•

Take up to four weeks of annual vacation;

•

Receive 10,000 stock options, which vest on February 21, 2013;

•

Receive 10,000 stock options, which vest in three annual installments; and

•

Receive an automobile allowance of $300 per pay period and a fuel purchase card capped at $400 per month.

If Mr. Baylor’s employment is terminated by ASRV without cause (other than as a result of notice by ASRV of its intention not to renew the agreement) or due to Mr. Baylor’s disability, and no change in control has occurred at the date of such termination, he will become entitled to the following upon his execution of a release agreement:

•

A lump sum cash payment within 30 days from the termination date equal to 0.75 times his annual base salary then in effect; and

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of nine months following his termination date (this period will include his COBRA eligibility period and Mr. Baylor would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV).

Mr. Baylor’s employment agreement generally defines the term “cause” in the same way as Mr. Wilson’s agreement.

In the event that Mr. Baylor resigns from, or ASRV terminates his employment without cause, upon or after a change in control, he will become entitled to the following severance benefits under his employment agreement:

•

A lump sum cash payment within 30 days from the termination date equal to his annual base salary then in effect; and

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of one year following his termination date (this period will include his COBRA eligibility period and Mr. Baylor would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV).

Mr. Baylor’s agreement generally defines the term “change in control” in the same way as Mr. Wilson’s agreement.

Mr. Baylor is subject to confidentiality and non-solicitation covenants for the term of his employment and for one year thereafter.

Mr. Stopko’s Change in Control Agreement

ASRV has entered into a change in control agreement with Mr. Stopko.  The initial term of the agreement is for three years and the agreement annually renews for a term ending three years from each annual anniversary date, unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew the employment agreement.  Under the agreement, if ASRV or a successor terminates Mr. Stopko’s employment, without cause, or if Mr. Stopko terminates employment for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice) following a change in control, he will be entitled to certain severance benefits; provided that he executes a release agreement.  The severance benefits under the agreement consist of the following:

•

A lump-sum payment, within 30 days following termination, equal to two times the sum of his average base salary and bonuses for the five immediately preceding calendar years;

•

Two additional years of service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;

•

Continuation, for a period of two years, of all life, disability, and medical insurance benefits in effect during the immediately preceding three calendar years (or, to the extent such benefits cannot be provided under a plan because he is no longer an employee, a lump-sum payment equal to the after-tax cost of obtaining such benefits); and

•

All unvested stock options will become immediately vested, and such options will be exercisable at any time prior to the earlier of the expiration date of such options or the date which is 90 days after termination.

If Mr. Stopko becomes entitled to receive the severance benefits under the agreement, he will be subject to a covenant not to compete and an agreement not to solicit ASRV’s customers or employees for 24 months following termination of employment.

The agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 24.99% or more of the combined voting power of ASRV’s securities then outstanding;

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity in which ASRV shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person; or

•

There occurs a contested proxy solicitation or solicitations of ASRV’s shareholders which results in the contesting party or parties obtaining the ability to elect a majority of the members of the Board of Directors standing for election at one or more meetings of ASRV’s shareholders.

The agreement generally defines the term “cause” as:

•

Material breach of any provision of the agreement, which is not cured within 30 days;

•

Willful misconduct that is materially inimical to the best interests, monetary or otherwise, of ASRV;

•

Conviction, or the entering of a plea of guilty or nolo contendere, of a felony or of any crime involving moral turpitude, fraud or deceit; or

•

Adjudication as a bankrupt under the United States Bankruptcy Code.

In connection with this agreement, the term “good reason” includes the occurrence of any of the following events:

•

A reduction in title, responsibilities, including reporting responsibilities or authority;

•

Assignment of duties inconsistent with his office;

•

A material reduction in annual base salary;

•

A termination of participation, on substantially similar terms, in any incentive compensation or bonus plans, or any change or amendment to any of the substantive provisions of any of such plans that would materially decrease the potential benefits; or

•

A failure to provide benefits at least as favorable as those enjoyed by the officer and his dependents under any pension, life insurance, medical, health and accident, disability or other employee plans immediately prior to a change in control, or any action that would materially reduce any of such benefits, unless such reduction relates to a reduction in benefits applicable to all employees generally.

The table below summarizes the payments the Named Executive Officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2012.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Glenn L. Wilson	Severance (1)	$0	$0	$720,000	$720,000	$1,076,400	$1,076,400
	Additional retirement benefit payment	$0	$0	$0	$0	$165,742	$165,742
	Welfare continuation (2)	$0	$0	$24,157	$24,157	$36,184	$36,184
	Value of accelerated stock options	$0	$0	$0	$0	$7,928	$7,928
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($18,942)	($18,942)
	Total	$0	$0	$744,157	$744,157	$1,267,312	$1,267,312
Jeffery A. Stopko	Severance (1)	$0	$0	$0	$0	$334,003	$334,003
	Additional retirement benefit payment	$0	$0	$0	$0	$84,920	$84,920
	Welfare continuation (2)	$0	$0	$0	$0	$32,089	$32,089
	Value of accelerated stock options	$0	$0	$0	$0	$7,045	$7,045
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$458,056	$458,056
Gregor T. Young, IV	Severance (1)	$0	$0	$232,500	$0	$695,175	$695,175
	Additional retirement benefit payment	$0	$0	$0	$0	$165,129	$165,129
	Welfare continuation (2)	$0	$0	$13,489	$0	$40,350	$40,350
	Value of accelerated stock options	$0	$0	$0	$0	$7,453	$7,453
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($150,978)	($150,978)
	Total	$0	$0	$245,989	$0	$757,129	$757,129
James T. Huerth	Severance (1)	$0	$0	$138,750	$0	$370,000	$370,000
	Additional retirement benefit payment	$0	$0	$0	$0	$93,625	$93,625
	Welfare continuation (2)	$0	$0	$10,120	$0	$40,350	$40,350
	Value of accelerated stock options	$0	$0	$0	$0	$7,624	$7,624
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$148,870	$0	$511,599	$511,599
Michael R. Baylor	Severance (1)	$0	$0	$131,250	$0	$175,000	$175,000
	Additional retirement benefit payment	$0	$0	$0	$0	$122,375	$122,375
	Welfare continuation (2)	$0	$0	$8,855	$0	$11,803	$11,803
	Value of accelerated stock options	$0	$0	$0	$0	$4,400	$4,400
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$140,105	$0	$313,578	$313,578

____________________1

(1)

For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(2)

Assumes no increase in the cost of welfare benefits.

Compensation of Directors

The following table sets forth information concerning compensation paid or accrued by ASRV and the Bank to each non-employee member of the board of directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total

J. Michael Adams, Jr.	$ 20,800	$ 5,997	$ -	$ -	$ -	$ -	$ 26,797
Allan R. Dennison	$ 27,950	$ 1,002	$ -	$ -	$ -	$	$ 28,952
Daniel R. DeVos	$ 26,300	$ 5,997	$ -	$ -	$ -	$ -	$ 32,297
James C. Dewar	$ 19,400	$ 5,997	$ -	$ -	$ -	$ -	$ 25,397
Bruce E. Duke, III, M.D.	$ 12,550	$ 5,997	$ -	$ -	$ -	$ -	$ 18,547
James M. Edwards, Sr.	$ 10,700	$ 5,997	$ -	$ -	$ -	$ -	$ 16,697
Craig G. Ford	$ 62,000	$ 5,997	$ -	$ -	$ -	$ -	$ 67,997
Kim W. Kunkle	$ 21,250	$ 5,997	$ -	$ -	$ -	$ -	$ 27,247
Margaret A. O’Malley	$ 19,850	$ 5,997	$ -	$ -	$ -	$ -	$ 25,847
Very Rev. Christian R. Oravec	$ 16,250	$ 5,997	$ -	$ -	$ -	$ -	$ 22,247
Mark E. Pasquerilla	$ 22,500	$ 5,997	$ -	$ -	$ -	$ -	$ 28,497
Howard M. Picking, III	$ 19,850	$ 5,997	$ -	$ -	$ -	$ -	$ 25,847
Sara A. Sargent	$ 25,650	$ 5,997	$ -	$ -	$ -	$ -	$ 31,647
Thomas C. Slater	$ 25,100	$ 5,997	$ -	$ -	$ -	$ -	$ 31,097
Robert L. Wise	$ 8,350	$ 15,697	$ -	$ -	$ -	$ -	$ 24,047

____________________1

(1)

All non-employee independent directors receive an annual retainer of $6,000 payable in shares of our common stock.  All directors received 2,053 shares of ASRV’s common stock pursuant to this arrangement on May 14, 2012, with the exception of Mr. Dennison who became independent on November 1, 2012.  Mr. Dennison received 333 shares on November 1, 2012.  Board meeting and committee meeting attendance fees are paid in cash.  Mr. Wise has directed ASRV to apply a portion of his board fees that would otherwise be received in cash to the purchase of shares of our common stock.

In 2012, all ASRV and Bank board meetings were held jointly, but with separate agendas and minutes.  Directors were paid a fee of $450 for their attendance at each joint ASRV and Bank board meeting.  Directors were paid a fee of $400 for their attendance at certain committee meetings of the ASRV and Bank board of directors.  However, directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases.  Beginning in April 2004, Mr. Ford assumed the position of non-executive Chairman of the Board of Directors of ASRV and the Bank.  His monthly retainer increased from $5,000 to $6,000 beginning in November of 2012, for his services in that capacity.  Beginning in November 2012, Mr. Dennison assumed the position of non-executive Vice Chairman of the Board of Directors of ASRV and the Bank.  He receives a monthly retainer of $3,000 in the aggregate for his services in such capacities.

Messrs. Adams, Dennison, Dewar, Ford, Oravec, Kunkle, Picking, and Wise and Mses. O’Malley and Sargent are also directors of AmeriServ Trust and Financial Services Company (the “Trust Company”).  Directors serving on the board of directors of the Trust Company were compensated for their services by the payment of a fee of $450 for each board of directors meeting attended.

MATTER NO. 2
WAIVER OF AGE RESTRICTION

Section 2.13 of our bylaws provides that no person shall be eligible for election or re-election to the board of directors if he or she has reached the age of 75 years at the time of such election or re-election.  The board of directors has nominated Craig G. Ford for re-election as a Class III Director.  Mr. Ford has reached the age of 75.  Because the board of directors believes that it is in our best interests for Mr. Ford to continue to serve as a director, it is asking the shareholders to waive the age restriction in Section 2.13 of the bylaws as it relates to Mr. Ford’s re-election at the annual meeting.

The board has determined that Mr. Ford’s re-election as a director is in the best interest of ASRV and its shareholders because of Mr. Ford’s many years of banking experience, especially in his role as a consultant to banks undergoing a management and financial performance transformation.  As a result of this experience, he is familiar with issues affecting community banks and has been instrumental in formulating our strategic direction. The board believes that his continued service will enhance our ability to develop and implement a strategy centered on community banking that will produce consistent future earnings.

With respect to this proposal, each shareholder has the right to one vote for each share of our common stock held. Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for the proposal and, accordingly, will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ABOVE WAIVER OF THE AGE RESTRICTION.

MATTER NO. 3
ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described above in the “Executive Compensation” section and the compensation tables of this proxy statement, ASRV’s compensation programs are designed to:

•

align the interests of our executive officers with the long-term interests of our shareholders;

•

create a culture that rewards the superior performance of our executive officers through the attainment of specified performance objectives and targets; and

•

attract, motivate, and retain the highest level of executive talent and experience for the benefit of our shareholders.

We are submitting a non-binding proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders.  This proposal, commonly known as a “say-on-pay” vote, gives you as a shareholder of ASRV an opportunity to endorse or not endorse our executive compensation programs and policies through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the narrative disclosure regarding executive compensation, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the board.  However, the compensation committee will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Opponents of say-on-pay votes have suggested that the impact on shareholder value of these proposals remains unproven because shareholders currently, for example, have the right to approve certain compensation plans, such as stock option plans.

Therefore, we cannot assess what measurable impact, if any, this proposal will have in the creation of shareholder value or improving our corporate governance, in light of the corporate governance standards we currently have in place.

We believe that both ASRV and its shareholders benefit from maintaining a constructive dialogue with its shareholders.  This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ABOVE ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

MATTER NO. 4
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Matter No. 3 above, ASRV’s shareholders are being provided the opportunity to cast an advisory vote on ASRV’s executive compensation program. The advisory vote on executive compensation described in Matter No. 3 above is referred to as a “say-on-pay vote.”

This Matter No. 4 affords shareholders the opportunity to cast an advisory vote on how often ASRV should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which ASRV must include executive compensation information in the proxy statement for that meeting). Under this Matter No. 4, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

The board of directors believes that the optimal frequency for holding say-on-pay votes should be every year.  In formulating its recommendation, the board considered that an advisory vote on executive compensation every year will allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in this proxy statement every year. Setting a one year period for holding this shareholder vote will also enhance shareholder communication by providing a clear, simple means for ASRV to obtain more current information on investor sentiment about our executive compensation philosophy.  As we explain in the “Executive Compensation” section above, we believe that closely aligning the interests of management with long-term shareholder value is a key feature of our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD FUTURE VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

AUDIT COMMITTEE REPORT

General

On September 15, 2011, the audit committee of the Board of Directors of AmeriServ Financial, Inc. extended the engagement of S.R. Snodgrass AC to provide audit, tax, SSAE 16 and benefit plan audit services for the years ending on December 31, 2012, 2013 and 2014.

S.R. Snodgrass, AC has audited our consolidated financial statements as of and for the year ended December 31, 2012. The report on those consolidated financial statements appears in the Annual Report to Shareholders.  Representatives of S.R. Snodgrass, AC are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees billed to us by S.R. Snodgrass, AC for the fiscal years ended December 31, 2012 and December 31, 2011.

	2012	2011

Audit Fees	$256,733	$251,776
Audit-Related Fees	95,089	91,348
Tax Fees	32,000	31,800
All Other Fees	30,470	28,754

“Audit Fees” include fees for audit services associated with the annual core audit and expenses associated with on-going compliance with the Sarbanes-Oxley Act of 2002.  This category also includes fees associated with the quarterly reviews of Form 10-Q.

“Audit-Related Fees” includes fees associated with the SOC1 Report issued by AmeriServ Trust & Financial Services Company, expenses associated with the audit of the 401(k) profit sharing plan, and fees associated with a student loan audit required by the Department of Education.

“Tax Fees” includes tax preparation, tax compliance and tax advice.

“All Other Fees” include an information technology network security assessment.

The audit committee’s Pre-Approval Policy is available on the company’s website at www.ameriservfinancial.com, by following the links to “Investor Relations” and “Corporate Governance”.

The audit committee pre-approves all audit and legally permissible non-audit services provided by S.R. Snodgrass, AC in accordance with the pre-approval policies and procedures adopted by the committee at its meeting on July 19, 2012.  These services may include audit services, audit-related services, tax services and other services.  Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount.  A list of the prohibited non-audit services as defined by the Securities and Exchange Commission (SEC) is attached to the pre-approval policy.  The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

The pre-approval fee levels for all services to be provided by S.R. Snodgrass, AC are established annually by the audit committee.  Any proposed services exceeding these levels will require specific pre-approval by the audit committee.  The approved pre-approval fee level for audit services for fiscal year 2012 was $10,000.

The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting.  All services performed by S.R. Snodgrass, AC in 2012 were pre-approved in accordance with the pre-approval policy.

The audit committee of ASRV’s board of directors operates under a written charter that specifies the audit committee’s duties and responsibilities.  This charter is available on ASRV’s website at www.ameriservfinancial.com by following the links to “Investor Relations” and “Corporate Governance.”

The audit committee oversees ASRV’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with S.R. Snodgrass, AC, our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of ASRV’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The audit committee has received the written disclosures and the letter from S.R. Snodgrass, AC required by the Independence Standards Board Standard No. 1, and has discussed with S.R. Snodgrass, AC its independence.  When necessary, the audit committee has considered the compatibility of non-audit services with the auditor’s independence.

The audit committee discussed with ASRV’s internal auditor and S.R. Snodgrass, AC the overall scope and plans for their respective audits.  The audit committee met with the internal auditor and S.R. Snodgrass, AC to discuss the results of their audits and examinations, their evaluations of ASRV’s internal controls and the overall quality of ASRV’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James C. Dewar (Chair)

Margaret A. O’Malley (Vice Chair)

J. Michael Adams, Jr.

Daniel R. DeVos

Bruce E. Duke, III, M.D.

Very Rev, Christian R. Oravec

Howard M. Picking, III

Sara A. Sargent

Robert L. Wise

CORPORATE GOVERNANCE DOCUMENTS

A copy of our Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, our Code of Ethics for the Chief Executive Officer and Senior Financial Officer and the charters of our audit committee, nominating committee, compensation committee, corporate governance committee, investment/ALCO committee, enterprise risk committee and technology committee are available on our website under Investor Relations at www.ameriserv.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriserv.com or by calling Investor Relations at (814) 533-5310.

FINANCIAL INFORMATION

Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Jeffrey A. Stopko, Executive Vice President and Chief Financial Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5310.

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

Director Independence

The board of directors of ASRV undertakes a formal review of director independence semi-annually with input from outside corporate counsel.  This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented.  As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence.  This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions.  Based upon these reviews, the board of directors has determined that all directors are independent, other than Mr. Wilson, our current President and Chief Executive Officer.  In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:

•

Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including, in some years, its annual meeting of shareholders.  In addition, the Holiday Inn provides catering services to ASRV from time to time.  The board determined that the amount paid by the company to the Holiday Inn is not material to the company or the Holiday Inn.

•

Director Kunkle is the owner of Laurel Holdings, Inc. Among other things, Laurel Holdings operates a company that provides janitorial services to ASRV.  In 2012, ASRV paid Laurel Holdings the sum of approximately $260,000 for these services.  The amount paid represents less than five percent of Laurel Holdings’ consolidated revenues.  Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.

Transactions With Related Parties

Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2012.  Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.  All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations.  ASRV also reviews the independence of directors semi-annually.  During this process, related party transactions are disclosed to all board members.

OTHER MATTERS

The board of directors knows of no other matters to be presented at the annual meeting.  If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2014 annual meeting of shareholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to: Non-Executive Chairman of the Board of Directors, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 18, 2013.

In accordance with our bylaws, a shareholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Non-Executive Chairman of the Board of Directors, not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors.

If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such shareholder proposal or nomination.

By Order of the Board of Directors:

/s/Sharon M. Callihan

Sharon M. Callihan

Corporate Secretary

March 18, 2013

PROXY

AMERISERV FINANCIAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Harry Morrow and Barry Gilchrist, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on March 4, 2013, at the annual meeting of its Shareholders to be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday, April 23, 2013, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AMERISERV FINANCIAL, INC., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717

If you vote over the Internet or by telephone, please do not mail your card.

AMERISERV FINANCIAL, INC.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN FAVOR OF MATTER NOS. 1, 2 AND 3 AND “1 YEAR” WITH RESPECT TO MATTER NO. 4.

1.

Election of Class III Directors for Terms Expiring 2016

Nominees:	(01) Daniel R. DeVos
(02) Bruce E. Duke, III, MD
(03) Craig G. Ford
(04) Kim W. Kunkle

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For all Except” and write the nominee’s name on the line below

Vote On Proposals

2.

The waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director

For ☐	Against ☐	Abstain ☐

3.

An advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc.

For ☐	Against ☐	Abstain ☐

4.

An advisory vote on the frequency of future advisory votes on the compensation of the named executive officers of AmeriServ Financial, Inc.

3 Years ☐	2 Years ☐	1 Year ☐	Abstain ☐

5.

In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 18, 2013.

Please sign and return your proxy card promptly in the enclosed addressed envelope.

For address change, please check this box and write the correct address on the back where indicated   ☐

Please indicate if you plan to attend this meeting

☐

☐

Yes

No

Please date and sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title.  If stock is in joint names each joint owner should sign.

Date:

[PLEASE SIGN WITHIN BOX]

Signature (Joint Owners):

Date: